Exhibit 99.1

On October 10, 2023, TD SYNNEX Corporation (the “Company” or the “Issuer”) and certain entities managed by affiliates of Apollo Global Management, Inc., including certain reporting persons, and other selling stockholders (collectively, the “Selling Stockholders”) entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters named in the Underwriting Agreement (the “Underwriters”), relating to the secondary public offering (the “Offering”) of an aggregate of 6,750,000 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”) sold by the Selling Stockholders. In addition, the Selling Stockholders granted the Underwriters an option to purchase, for a period of 30 calendar days from October 10, 2023, up to an additional 1,012,500 shares of Common Stock. The Offering was completed on October 13, 2023. The reporting persons sold an aggregate of 5,910,000 shares of Common Stock in the Offering at the price of $95.5135 per share. On October 20, 2023, the Underwriters exercised its option to purchase additional shares of the Common Stock, pursuant to which the reporting persons sold an aggregate of 886,500 shares of Common Stock at the price of $95.1635 per share, reflecting a reduction to the sales price in the Offering by the amount of a $0.35 per share dividend to stockholders of record as of October 13, 2023.

AP IX Tiger Holdings, L.P. (“AP IX Tiger”), AP IX Tiger Co-Invest II, L.P. (“Tiger Co-Invest II”) and AP IX Tiger Co-Invest (ML), L.P. (“Tiger Co-Invest ML”) each hold securities of the Issuer. AP IX Tiger is the sole member of Tiger GP. AP IX Tiger Co-Invest (ML) GP, LLC (“Tiger Co-Invest ML GP”) is the general partner of Tiger Co-Invest ML. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of each of AP IX Tiger and Tiger Co-Invest II, and the sole member of Tiger Co-Invest ML GP. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Scott Kleinman, Marc Rowan and James Zelter are the managers, as well as executive officers, of Management Holdings GP.

Each of the entities listed above, other than AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, and each of Messrs. Kleinman, Rowan and Zelter, disclaims beneficial ownership of any shares of the Company’s common stock owned of record by AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, except to the extent of any pecuniary interest therein, and the filing of this Form 4 shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.